Exhibit 99.1

Dr. Carrolee Barlow, M.D., Ph.D., Joins Supernus’

Board of Directors

ROCKVILLE, Md., June 27, 2018 - Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today announced that Dr. Carrolee Barlow, M.D., Ph.D., has joined the Supernus’ Board of Directors effective immediately. Dr. Barlow is an expert in neuroscience and neurodegeneration, and is currently the Chief Executive Officer of the Parkinson’s Institute and Clinical Center, Sunnyvale, California.

“Dr. Barlow’s deep expertise in neurology, as well as her strategic, operational and academic experience, will add significant value to our Board and to the Company,” said Jack Khattar, President and CEO of Supernus Pharmaceuticals. “We look forward to the contributions and insights Dr. Barlow will offer the Company as we continue to grow our business.”

Dr. Barlow’s previous work has spanned clinical care, laboratory and clinical research, academia, and industry. She is the former Chief Scientific Officer and Chief Medical Officer of BrainCells, Inc., a biotechnology company focused on the discovery and development of small molecules that stimulate adult hippocampal neurogenesis for the treatment of neurological and psychiatric disease. Prior to BrainCells, she served as the Director of Molecular Neuroscience and Therapeutic Area Head for Stroke and Neurodegeneration at Merck Research Laboratories where she was responsible for neuroscience biology, global exploratory, licensing, and development efforts. Dr. Barlow has held a faculty position in the Laboratory of Genetics at the Salk Institute for Biological Studies in La Jolla, California. She also serves as an advisory board member for several biotechnology companies and disease foundations advancing therapies for rare diseases and disorders of the central nervous system.

Dr. Barlow received her Bachelor of Arts in English from The University of Utah and Doctor of Medicine from The University of Utah School of Medicine. In addition, she received her Doctor of Philosophy in molecular and developmental biology from The Karolinska Medical Nobel Institute in Stockholm, Sweden.

Supernus has built a successful and growing CNS business and is working on exciting pipeline opportunities,” said Dr. Barlow. “I look forward to working closely with Supernus’ Board and management team to progress and build on its innovative pipeline.”

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases. The Company currently markets Trokendi XR® (extended-release topiramate) for the prophylaxis of migraine and the treatment of epilepsy, and Oxtellar XR® (extended-release oxcarbazepine) for the treatment of epilepsy. The Company is also developing several product candidates to address large market opportunities in psychiatry, including SPN-810 for the treatment of Impulsive Aggression in ADHD patients and SPN-812 for the treatment of ADHD.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management’s current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to sustain and increase its profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products; the Company’s ability to increase its net revenue; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; and other risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

CONTACTS:

Jack A. Khattar, President and CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591

or

INVESTOR CONTACT:

Peter Vozzo

Westwicke Partners

Office: (443) 213-0505

Mobile: (443) 377-4767

Email: peter.vozzo@westwicke.com